IPO Roadshow Presentation November 2014 www.s1biopharma.com Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated November 26, 2014 Registration No. 333-199111 Relating to the Preliminary Prospectus dated November 26, 2014

Safe Harbor Special Note Regarding Forward-Looking Statements This presentation contains forward-looking statements. All statements other than statements of historical facts contained in this presentation, including statements regarding our future results of operations and financial position, business strategy, prospective products and product candidates and their development, regulatory approvals, ability to commercialize our products and product candidates and attract collaborators, reimbursement for our product candidates, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, our ability to obtain and maintain intellectual property protection for our product candidates and their development, competing therapies, and future results of current and anticipated products and product candidates, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise. Certain information contained in this presentation and statements made orally during this presentation relate to or are based on studies, publications, surveys and other data obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of S1 Biopharma’s internal estimates or research and no reliance should be made on any information or statements made in this presentation relating to or based on such internal estimates and research. The content of this presentation is subject to copyright, which will be asserted by S1 Biopharma and no part of this presentation may be reproduced, stored in a retrieval system, or transmitted in any form or by any means without prior permission in writing from S1 Biopharma. Registration Statement S1 Biopharma has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus contained in our registration statement for more complete information about us and this offering. The preliminary prospectus and the registration statement may be accessed through the SEC’s website at www.sec.gov. Alternatively, you may obtain a copy of the preliminary prospectus from the offices of MLV & Co. LLC, by mail at: 1251 Avenue of the Americas, 41st Floor, New York, NY 10020; by telephone at 646-412-7674; or by email at bstollar@mlvco.com. 2

Offering Summary 3 Issuer: S1 Biopharma, Inc. Exchange / Tickers: NASDAQ Global Market / SXB, SXBUU, SXBWW Units Offered: 1.75 million units, each consisting of 1 share of common stock, 1 five-year Series A warrant, and 1 fifteen-month Series B warrant Price Range: $12.00 – $14.00 Offering Size: $22.75 million (at mid-point of range) Over-allotment Option: 15% Lock-up Period: 180 days Use of Proceeds: Clinical development of Lorexys™ Manufacturing scale-up and pre-clinical development of other pipeline assets To fund working capital and other general corporate purposes (accrued compensation) Expected Pricing: Week of December 8, 2014 Underwriters: MLV & Co. (Sole Bookrunner) Northland Capital Markets (Co-Manager)

Investment Thesis 4 Hypoactive Sexual Desire Disorder (HSDD) affects an estimated 20+ million individuals in the US and currently has no FDA-approved drugs Non-hormonal, central nervous system (CNS) approach designed to restore the balance of key neurotransmitters in the brain that affect sexual desire 505(b)(2) pathway for four pipeline products is expected to provide lower risk, lower cost, and increased speed to market Lead product candidate, LorexysTM for female HSDD, has Phase 2a Proof-of- Concept data, is expected to enter Phase 2b trials in 2015 and receive interim data from the first trial in late 2015 Innovative clinical trial design adapted to HSDD-specific challenges Reduced risk in combining known actives into proprietary formulations FDA has prioritized Female Sexual Dysfunction, HSDD is reimbursable

 Nicolas G. Sitchon Chief Executive Officer Former Global Research & Development Controller at Bayer Healthcare Consumer Care Robert E. Pyke, MD, PhD Chief Medical Officer Headed Boehringer Ingelheim’s flibanserin worldwide premenopausal HSDD clinical program Contributed to FDA approvals of multiple drugs developed by Parke-Davis, Bristol-Myers Squibb and The Upjohn Company John F. Kaufmann Chief Financial Officer Finance executive responsible for oversight of multinational operating subsidiaries and corporations such as Fidelity Investments Anita Clayton, MD – Professor of Psychiatry and Clinical Obstetrics and Gynecology, University of Virginia; Member of Board of Directors of the American Society of Clinical Psychopharmacology; Developed and validated the Changes in Sexual Functioning Questionnaire, which has been utilized in 90+ clinical studies Robert T. Segraves, MD, PhD – Professor of Psychiatry, Case Western; Member DSM-V Task Force; Editor, Journal of Sex & Marital Therapy; Past President of Society for Sex Therapy and Research Leonard DeRogatis, PhD – Directed Johns Hopkins Sexual Behaviors Consultation Unit; Founder of Division of Medical Psychology at Johns Hopkins Hospital; Authored and published multiple psychological measuring instruments Cindy Meston, PhD – Professor of Clinical Psychology at UT Austin; past President of International Society for the Study of Women’s Sexual Health; Published 100+ scientific articles on sexuality Molly A. Katz, MD – Lead investigator and author of numerous large, late phase trials for HSDD; Delegate to the AMA Privately funded with $2.8 million raised Cash: $140K (as of 9/30/14, pro forma with notes issuance of $80K in Q4’14) 5 Company Overview Management Team Scientific Advisory Board Capitalization

Nicolas G. Sitchon Chairman Chief Executive Officer of S1 Biopharma Jane H. Hollingsworth Board Member Managing Partner of Militia Hill Ventures LLC and Executive Chair of Immunome Inc. Co-founder and former CEO of NuPathe Inc., a publicly-traded biopharmaceutical company focused on diseases of the central nervous system and sold to TEVA Pharmaceuticals in 2014 Co-founder and former EVP of Auxilium Pharmaceuticals Inc., a publicly-traded specialty pharmaceutical company based in Malvern, PA Gregg Lapointe Board Member CEO and co-founder of Cerium Pharmaceuticals, Inc., a biopharma company dedicated to developing medicines for rare diseases Former CEO of Sigma-Tau Pharmaceuticals, Inc., a private biopharmaceutical company, from 2008 to 2012 and also COO from 2003 to 2007, and CFO from 2001 to 2002 Also serves on the Board of Directors of SciClone Pharmaceuticals, Inc., Soligenix, Inc., and Cambrooke Therapeutics, Inc. 6 Board of Directors

Robust Sexual Dysfunction Pipeline 7 Drug Candidate Indication(s) Status Pre-IND Phase 1 Phase 2 Phase 3 LorexysTM Female HSDD Phase 2a completed mid-2014 Phase 2b preliminary data in 2nd half of 2015 for first trial OrexaTM Male HSDD Pre-IND* S1B-307 Female Sexual Arousal Disorder Female Orgasmic Disorder Treatment-resistant ED Male delayed ejaculation Pre-IND / formulation stage S1B-3006 Treatment-resistant sexual dysfunction conditions Pre-IND / formulation stage Robust pipeline following 505(b)(2) pathway expected to result in lower development costs and lower risk to approval for key indications in the sexual dysfunction market *Orexa pre-IND meeting conducted in November 2012, and FDA comments on Phase 1b/2a protocol have been adopted by sponsor

HSDD US Market Overview Over 12 million women No FDA approved drugs and 8 million men in the for HSDD U.S. suffer from HSDD1 Patients highly motivated to attain Reimbursable indication treatment Estimated addressable HSDD market size of 20MM+ individuals in the US alone 1Source: Sexual Problems and Distress in United States Women: Prevalence and Correlates, Shifren, Monz, Russo, Segreti, Johannes, November 2008 (“PRESIDE”). Laumann, E.O. Paik, A. Rosen, R.C. The epidemiology of erectile dysfunction: results from the National Health and Social Life Survey (1999). Study data applied to 2010 US census data 8

LOREXYSTM Overview 9

10 Female Sexual Dysfunction (FSD) – Overview Source: Campbell Alliance, Mar-Apr 2010. Results of surveys/interviews with 101 gynecologists. 83% of gynecologists reported receiving 10 or more inquiries per month for FSD, which has no FDA-approved therapies; current options include: Lifestyle changes Treatment of coexisting psychiatric disorders, switching or discontinuing medications that could impact sexual desire, hormone therapies, herbal remedies Off-label prescriptions with marginal efficacy (bupropion) and serious potential side effects (testosterone therapy) FDA has explicitly prioritized FSD as a disease area for which the FDA will be obtaining patient input in public forums as a part of the agency’s Patient-Focused Drug Development initiative through 2015 Age group Women affected by HSDD in the US1 18-44 years old 9.0% 45-64 years old 12.3% 65+ years old 7.4% 1 Source: PRESIDE study HSDD is the most common form of female FSD and according to the 2008 PRESIDE study of over 30,000 women, 12 million women suffer from HSDD in the US alone FSD is defined as a group of disorders that cause behavioral distress due to reduced response to, and experience of, sexual pleasure

Lorexys™ Profile Target Indication Female Hypoactive Sexual Desire Disorder (HSDD) Population 12 million women in the US1 Clinical Status Full Phase 2a analysis completed in June Initiation of a Phase 2b trial in H1 2015, interim data in late 2015 Formulation Proprietary fixed-dose combination of bupropion and trazodone Oral tablet dosed QD Mechanism Designed to modulate the neurotransmitters NE, DA, and 5HT2 in selective brain areas Scientific basis: Kinsey Dual Control Model Advantages Oral, non-hormonal, fixed-dose combination of two widely used agents Dual mechanism of action may contribute to efficacy in desire and arousal Phase 2a results suggest efficacy against active control Sedative effects observed in clinical trials were not severe, supporting hypothesis that mechanism of action moderates side effects associated with bupropion and trazodone when used as monotherapies 11 1st in Class Female HSDD Phase 2b 1Source: PRESIDE study; Laumann; “Prevalence and Correlates of Sexuality-Related Distress Among Older Adults in the United States” Princeton 2DA=dopamine, NE=norepinephrine, 5-HT=5-hydroxytryptamine receptor

12 Lorexys™: Dual-Control Mechanism of Action “Sexual response is mediated through a dual control mechanism of sexual inhibition and excitation”1 On both a psychosocial and biochemical level, sexual desire appears to be controlled by a balance between inhibitory and excitatory factors 1Source: ‘The Dual-Control Model: The Role of Sexual Inhibition & Excitation in Sexual Arousal and Behavior’, E. Janssen & J. Bancroft in Janssen E. (Ed). 2006. The Psychophysiology of Sex 2NE=norepinephrine, DA=dopamine, T=testosterone, E=estrogen, P=progesterone, 5HT=5-hydroxytryptamine receptor, PRL=prolactin Normal Sex Drive: Balanced receptors HSDD: Unbalanced receptors HSDD + LorexysTM: Balance restored LorexysTM works by controlling both inhibition (5HT) and excitation (DA, NE)

13 Lorexys™: Potentially Safe and Novel Approach Phase 2a data supported hypothesis that the dual-mechanism would moderate side effects versus each active alone LorexysTM Dosed individually, bupropion’s mechanism of action and related side effect profile is stimulatory (activating) while trazodone’s is inhibitory (sedating) LorexysTM’ Phase 2a data showed no severe sedative adverse events, supporting the hypothesis that side effects associated with these agents when used as monotherapies were moderated when combined These results suggest two primary and novel advantages of the combination: Helps neutralize stimulant and sedative effects Helps prevent serious/severe adverse events Bupropion: tremors, anorexia, weight loss, insomnia, anxiety, agitation, high blood pressure and heart rate Trazodone: fatigue, somnolence, hypotension, low blood pressure and heart rate

Lorexys™: HSDD Competitive Rx Landscape 14 LorexysTM flibanserin bremelanotide LybridoTM / LybridosTM Intrinsa™ (T patch) Femprox® Developer S1 Biopharma Sprout Pharmaceuticals Palatin Technologies Emotional Brain BV Actavis Apricus Biosciences Clinical Stage Phase 2a NDA (2 CRLs); undertaking additional Phase 1 studies Phase 2b Phase 2b Britain NHS post-menopausal only Phase 2b Indication HSDD in pre/post menopausal women HSDD in premenopausal women HSDD / FSAD in premenopausal women HSDD in women Adjunct for HSDD in menopausal women FSAD MoA 5-HT2A antagonist DA/NE agonist 5-HT2A antagonist 5-HT1A agonist Melanocortin agonist (MC1/MC4) 5-HT1A agonist androgen receptor Androgen receptor Prostaglandin E1 Actives bupropion + trazodone flibanserin bremelanotide testosterone + sildenafil (LybridoTM) testosterone + buspirone HCl (LybridosTM) testosterone alprostadil Administration Oral Oral Subcutaneous Topical Transdermal Topical 14

Lorexys™: Clinical Development Plan 15 Phase 2a Phase 2b Phase 3 Q4’13: Interim analysis of 15 patients conducted with statistically significant (p-value <0.05) superiority to active control and was generally well-tolerated Q3’14: 30 patient Phase 2a trial completed, reinforcing results found in interim analysis 2015: Initiation of up to 3 Phase 2b studies H2’15: Interim Phase 2b data readout from first trial 2016: Full Phase 2b data readouts 2016: Initiation of Phase 3 trials

LOREXYSTM Phase 2a Results 16

Phase 2a Design Dose-finding, safety, tolerability, and efficacy trial for premenopausal HSDD One-way crossover; 4-week open-label exposures of 30 patients 1st treatment: Control (bupropion) 1 to 4 week washout between treatments 2nd treatment: Low-dose LorexysTM 3rd treatment: Moderate-dose LorexysTM FSFI-D: Female Sexual Function Index - Desire FSFI: Standard measure of female sexual dysfunction — 19 item, 6-subscale measure of all validated dimensions of dysfunction: desire (primary EP), arousal, lubrication, orgasm, pain, and satisfaction FSFI-D: Acknowledged by FDA as primary measure of sexual desire in other HSDD programs FSDS-R: Female Sexual Distress Scale-Revised FSDS-R item 13: the FDA-recommended distress endpoint for another HSDD program PGIC: Patient’s Global Impression of Change Adverse events (general inquiry) 24-item common symptoms checklist (prospective) Routine ECG, vital signs, labs Suicidality scale, PHQ-9 depression 17

Phase 2a Efficacy - FSFI Primary endpoint: FSFI desire % responders Scale from 2 (very low or no desire, feeling desire almost never or never) to 10 (very high desire, almost always or always) Responder defined as patient whose score increases at least 2 points (validated) 18 Difference highly statistically significant p<0.01 by Fisher’s exact test, 2-tailed FSFI desire % remitters Scale from 2 (very low or no desire, feeling desire almost never or never) to 10 (very high desire, almost always or always) Remitter defined as patient whose score was 5 or higher (validated) Difference statistically significant p<0.05 by Fisher’s exact test, 2-tailed

Phase 2a Efficacy – PGIC / FSDS-R Patient’s Global Impression of Change (PGIC) How much have your low desire and distress about low desire changed since starting the current drug treatment? Chart below shows % of patients “moderately improved,” “much improved,” or “very much improved” 19 FSDS-R Item 13 Responders How often were you bothered about low desire? – scale of 0 (never) to 4 (always) bothered about low desire Chart below shows % of patients who reported a decrease of 1 point (e.g. change in response from 3-frequently bothered, to 2-occasionally bothered)

Phase 2a Conclusions LorexysTM moderate-dose met goal of >30% superiority in responders over control (bupropion)  On the primary endpoint, FSFI desire, 38% more responders seen in LorexysTM (76% vs. 38%)  The secondary endpoints support the primary endpoint  43% more responders on FSDS-R item 13 sexual distress (88% vs. 45%)  34% more responders on PGIC (58% vs. 24%)  We believe LorexysTM is the first HSDD treatment trial to show :  A majority of patients reach remission (FSFI desire >5, 58% vs 24% with control)  >20% more responders versus control on primary endpoint (FSFI desire, 76% vs. 38%)  LorexysTM met safety/tolerability goal of <20% AE dropouts; 1 AE dropout  Sedative AE (somnolence, fatigue, sedation, etc.) were reported by most patients but never severe 20

Phase 2a Data Comparison 21 Program Phase Measure Duration Responders on best dose of drug Responders on control (placebo) Delta Intrinsa® Testosterone patch used as adjunct for HSDD in menopausal women (approved in Britain) 1 3 Average of Desire/SSE/Distress Meaningful benefit* 24 weeks 48% 52% 34% 31% 14% 21% Bremelanotide Subcutaneous for HSDD/FSAD in pre-menopausal women2,3 2b Average of 2 on FSD/Distress Average of 6 on FSD/Distress 12 weeks 48% 34% 32% 19% 16% 15% Femprox® Topical cream for FSAD4,5 2b Average of SSE & Improved* 8 weeks (China) 60% 41% 19% 2b Average of arousal & improved* 6 weeks 67% 54% 13%† Flibanserin Oral for HSDD in pre-menopausal women6 3 Average of 5 measures Meaningful benefit* 24 weeks 47% 40% 37% 25% 10% 15% LorexysTM 2a FSFI-Desire +2 FSDS i13 -1 PGI moderately, much or very much improved 4 weeks LorexysTM mod-dose 76% 88% 58% bupropion 38% 45% 24% 38% 43% 34% Avg: 37% *Yes or no †Difference not statistically significant Sources 1Instrinsa FDA briefing, Procter & Gamble, 2004 2Jordan R et al, ISSWSH, 2013 3Sex Med 2014:11(suppl 4):213-237 4Liao et al, J Sex Med. 2008 5Padma-Nathan H et al, J Sex Marital Ther. 2003 6Flibanserin FDA briefing document, Boehringer Ingelheim, 2010

Phase 2b Designs Maximum Effective Dose Trial to be initiated in H1’15 Minimum Effective Dose Trial Maximum Effective Dose Trial Withdrawal Trial 8-week 50% optimal dose (OpD) 8-week OpD titratable to 150% Design 6-month randomized withdrawal versusOpD versus placebo OpD versus placebo Single group split to 2 parallel Treatment Arms 3 parallel groups 2 parallel groups groups # of Patients 192 128 200 # of Sites 16 10 26 Primary Endpoint FSFI-D FSFI-D FSFI-D % remitters FSDS-R, PGIC, Satisfying Sexual Secondary Endpoints FSDS-R, PGIC, SSE FSDS-R, PGIC Events (SSE) Safety AdverseEvents, Depression/Suicidality, ECG, Labs We expect data from the Maximum Effective Dose study to be available late 2015 22

OREXATM Overview 23

Male HSDD Overview  High market awareness for male sexual dysfunction, but focus is primarily on erectile dysfunction (ED) and low testosterone subtypes  According to the National Health and Social Life Survey in 1999 of over 1,200 men, the incidence of male HSDD is approximately 15%  The incidence of a desire condition was determined to be double that of ED in men under age 30  There are no known treatments currently in development for male HSDD  Testosterone is typically prescribed off-label for male HSDD, but use in patients with normal endogenous testosterone levels yields unclear benefits  ED therapies, which are similarly prescribed off-label, do not address the complications caused by neurotransmitter imbalances in the brain *Source: Laumann, E.O. Paik, A. Rosen, R.C. The epidemiology of erectile dysfunction: results from the National Health and Social Life Survey (1999) 24

Pipeline: Orexa™ Target Indication Male Hypoactive Sexual Desire Disorder (HSDD) Population Estimated 8 million men in the US* Clinical Status Pre-IND, initiation of Phase 2a study in H1 2016 Formulation Proprietary fixed-dose combination of bupropion and trazodone Oral tablet dosed QD Regulatory Concept and doses already tested successfully in Pilot study Route to IND cleared with FDA DRUP Nov ’12 Male HSDD diagnosis and currently available endpoints accepted for Phase 2 S1 plan to develop approvable outcome measures acceptable to FDA Timeline H1’16: Initiate Phase 2a, placebo-controlled trial 2017: Initiate Phase 2b studies 25 1st for Men Male HSDD IND *Source: Laumann, E.O. Paik, A. Rosen, R.C. The epidemiology of erectile dysfunction: results from the National Health and Social Life Survey (1999)

Orexa™: Clinical Development Plan 26 Phase 2a 40 patients with expected endpoints of male sexual desire, sexual distress scales, PGIC H1’16: Initiate Phase 2a trial Phase 2b 2017: Initiate Phase 2b studies

S1B-307 & S1B-3006 27

Pipeline: S1B-307 28 Complementary Product Arousal, Orgasm Pre-Clinical Target Indications Female Sexual Arousal Disorder (FSAD) Female Orgasmic Disorder (FOD) Clinical Status IND submission in H1 2015 Mechanism Peptide shown to be potent agent for sexual arousal Regulatory 505(b)(2) pathway Timeline IND filing in H1 2015 Initiation of clinical trials shortly thereafter

Pipeline: S1B-3006 Target Indications Treatment-resistant sexual dysfunction conditions Clinical Status IND submission in late 2016 Mechanism A proprietary combination of the actives in Lorexys™ and S1B-307 Regulatory 505(b)(2) pathway Timeline IND filing in late 2016 Initiation of clinical trials shortly thereafter 29 Expected Powerful Effects Broad Usage Pre-Clinical

Investment Thesis First-in-class drugs for sexual dysfunction Hypoactive Sexual Desire Disorder (HSDD) affects an estimated 20+ million individuals in the US and currently has no FDA- approved drugs Non-hormonal, CNS approach designed to restore the balance of key neurotransmitters in the brain that affect sexual desire Robust pipeline with abbreviated development timelines 505(b)(2) pathway for four pipeline products is expected to provide lower risk, lower cost, and increased speed to market Lead product, LorexysTM for female HSDD, has Phase 2a Proof-of-Concept data, is expected to enter Phase 2b trials in 2015 and receive interim data from the first trial in late 2015 Innovative clinical trial design adapted to HSDD- specific challenges De-risked assets Reduced risk in combining known actives into proprietary formulations FDA has prioritized Female Sexual Dysfunction, HSDD is reimbursable 30 IPO Roadshow Presentation November 2014 www.s1biopharma.com

IPO Roadshow Presentation November 2014 www.s1biopharma.com